Exhibit 99.1

IDENTIV ANNOUNCES RECEIPT OF NASDAQ NON-COMPLIANCE LETTER DUE TO DELAY IN

FILING FORM 10-Q

FREMONT, Calif., May 22, 2015 — Identiv, Inc. (NASDAQ: INVE) today announced that the Company received a notification from the Nasdaq Stock Market (“Nasdaq”) informing the Company that since it had not filed its Form 10-Q for the quarter ending March 31, 2015, the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1). The Nasdaq notification letter does not result in the immediate delisting of the Company’s common stock, and the stock will continue to trade uninterrupted under its current trading symbol.

The Company must submit a plan of compliance with the foregoing listing deficiency no later than July 20, 2015 (the “Plan of Compliance Deadline”). If its plan is approved by the Nasdaq staff, the Company may be eligible for a listing exception of up to 180 calendar days or until November 16, 2015 to regain compliance. If the Nasdaq staff concludes that the Company will not be able to cure the deficiency, or if the Company determines not to submit the required materials or make the required representations, the Company’s common stock will be subject to delisting by Nasdaq.

The Company expects to file the Form 10-Q for the period ended March 31, 2015 before the Plan of Compliance deadline.

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About Identiv

Identiv is a global security technology company that establishes identity in the connected world, including premises, information, and everyday items. CIOs, CSOs, and product departments rely upon Identiv’s trusted identity solutions to reduce risk, achieve compliance, and protect brand identity. Identiv’s trust solutions are implemented using standards-driven products and technology, such as digital certificates, trusted authentication, mobility, and cloud services. For more information, visit identiv.com.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as “anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s expectations relating to the filing of the Form 10-Q for the period ended March 31, 2015, is a forward-looking statement. Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause our actual business and operating results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, factors discussed in our public company reports, including our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contacts:

David Isaacs/Leah Polito

Sard Verbinnen & Co

415-618-8750

identiv-IR@sardverb.com

Media Contacts:

Angela Lestar

MSLGROUP

781-684-0770

identiv@mslgroup.com